Exhibit 4.2

SERIES B WARRANT AGREEMENT

This SERIES B WARRANT AGREEMENT (this “Agreement”), dated as of February 8, 2011, is entered into among Repros Therapeutics Inc., a Delaware corporation (the “Company”), Computershare, Inc., a Delaware corporation and its fully owned subsidiary Computershare Trust Company, N.A., a national banking association (collectively, the “Warrant Agent” or individually “Computershare” and the “Trust Company,” respectively).

WITNESSETH

WHEREAS, the Company, at or about the time that it is entering into this Agreement, proposes to issue and sell to public investors Series B Warrants (the “Warrants”) entitling the holder or holders thereof to purchase an aggregate of 1,690,500 shares of common stock, par value $.001 per share, of the Company (the “Common Stock”) upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1, No. 333-171196 (“Registration Statement”), for the registration, under the Securities Act of 1933, as amended, of, among other securities, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”); and

WHEREAS, the Company wishes the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, transfer, exchange and exercise of the Warrants;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1.                 Certain Definitions.  For purposes of this Agreement, the following terms have the meanings indicated:

(a)          “Affiliate” has the meaning ascribed to it in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)          “Business Day” means any day other than a Saturday, Sunday or a day on which the New York Stock Exchange is authorized or obligated by law or executive order to close.

(c)          “Close of Business” on any given date means 5:00 p.m., New York City time, on such date; provided, however, that if such date is not a Business Day it means 5:00 p.m., New York City time, on the next succeeding Business Day.

(d)          “Current Market Price”, as of any date, with respect to a share of Common Stock, shall be deemed to be the average closing price for the ten consecutive trading days immediately preceding such date on the principal national securities exchange or Nasdaq system on which the shares of Common Stock are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange or Nasdaq system, the average of the reported bid and asked prices during such 10 trading day period in the over-the-counter market as furnished by the Pink Sheets LLC, or, if such firm is not then engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business selected by the Company, or, if there is no such firm, as furnished by any member of the Financial Industry Regulatory Authority selected by the Company or, if the shares of Common Stock are not publicly traded, the Current Market Price shall be determined in good faith by the Board of Directors of the Company.

(e)          “Effective Date” means February 8, 2011.

(f)           “Exercise Price” means the Initial Exercise Price as adjusted from time to time pursuant to Section 10 hereof.

(g)          “Initial Exercise Price” means $2.49 per share of Common Stock.

(h)          “Person” means an individual, corporation, association, partnership, limited liability company, joint venture, trust, unincorporated organization, government or political subdivision thereof or governmental agency or other entity.

(i)           “Warrant Certificate” means a certificate in substantially the form attached as Exhibit 1 hereto representing such number of Warrants as is indicated on the face thereof.

Section 2.                 Appointment of Warrant Agent.  The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Warrant Agent hereby accepts such appointment.  The Company may from time to time appoint such Co-Warrant Agents as it may, in its sole discretion, deem necessary or desirable.  In no event will the Warrant Agent be liable for the acts or omissions of any such Co-Warrant Agent.

Section 3.                 Form of Warrant Certificates.  The Warrant Certificates (together with the form of election to purchase Common Stock (the “Exercise Notice”) and the form of assignment to be printed on the reverse thereof) shall be substantially in the form of Exhibit 1 hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement or as may be required to comply with any law or with any rule or regulation made pursuant thereto, or to conform to usage.

Section 4.                 Countersignature and Registration.  The Warrant Certificates shall be executed on behalf of the Company by its Chairman, its President or a Vice President, either manually or by facsimile signature, and have affixed thereto the Company’s seal or a facsimile thereof which shall be attested by the Secretary or an Assistant Secretary of the Company, either manually or by facsimile signature.  The Warrant Certificates shall be countersigned by the Warrant Agent either manually or by facsimile signature and shall not be valid for any purpose unless so countersigned.  In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer of the Company before countersignature by the Warrant Agent and issuance and delivery by the Company, such Warrant Certificates, nevertheless, may be countersigned by the Warrant Agent, issued and delivered with the same force and effect as though the person who signed such Warrant Certificate had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such an officer.

The Warrant Agent will keep or cause to be kept, at one of its offices in Canton, Massachusetts, or at the office of one of its agents, books for registration and transfer of the Warrant Certificates issued hereunder.  Such books shall show the names and addresses of the respective holders of the Warrant Certificates, the number of warrants evidenced on the face of each of such Warrant Certificate and the date of each of such Warrant Certificate.

The Warrant Agent will create a special account for the issuance of Warrants and the Warrant Shares.  The Company shall provide an opinion of counsel dated as of the Effective Date to set up reserve of Warrants and reserve of shares of Common Stock for issuance upon exercise of the Warrants, upon which opinion the recipients of the Warrants and Warrant Shares shall be entitled to rely.  The opinion shall state that:

(1)           The Warrants and Warrant Shares are registered under the Securities Act of 1933, as amended;

(2)           The Warrants, when issued in accordance with the terms of the Warrant Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and are free and clear of all liens and encumbrances; and

 (3)           Upon the valid exercise in accordance with the terms of the Warrants and payment of the consideration required in connection therewith, the Warrant Shares will be validly issued, fully paid and non-assessable, free and clear of all liens and encumbrances.

Section 5.                 Transfer, Split Up, Combination and Exchange of Warrant Certificates; Mutilated, Destroyed, Lost or Stolen Warrant Certificates.  Subject to the provisions of Section 13 hereof and the last sentence of this first paragraph of Section 5 and subject to applicable law, rules or regulations, restrictions on transferability that may appear on Warrant Certificates in accordance with the terms hereof or any “stop transfer” instructions the Company may give to the Warrant Agent, at any time after the Close of Business on the date hereof, at or prior to the Close of Business on the Expiration Date (as such term is hereinafter defined), any Warrant Certificate or Warrant Certificates may be transferred, split up, combined or exchanged for another Warrant Certificate or Warrant Certificates, entitling the registered holder to purchase a like number of shares of Common Stock as the Warrant Certificate or Warrant Certificates surrendered then entitled such holder to purchase.  Any registered holder desiring to transfer, split up, combine or exchange any Warrant Certificate shall make such request in writing delivered to the Warrant Agent, and shall surrender the Warrant Certificate or Warrant Certificates to be transferred, split up, combined or exchanged at the principal office of the Warrant Agent.  Thereupon the Warrant Agent shall, subject to the last sentence of this first paragraph of Section 5, countersign and deliver to the person entitled thereto a Warrant Certificate or Warrant Certificates, as the case may be, as so requested.  The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Warrant Certificates, together with reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto.

Upon receipt by the Company and the Warrant Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Warrant Certificate, and, in case of loss, theft or destruction, of indemnity or security in customary form and amount which shall include a corporate bond of indemnity satisfactory to the Warrant Agent, and reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto, and upon surrender to the Warrant Agent and cancellation of the Warrant Certificate if mutilated, the Company will make and deliver a new Warrant Certificate of like tenor to the Warrant Agent for delivery to the registered holder in lieu of the Warrant Certificate so lost, stolen, destroyed or mutilated.

Section 6.                 Exercise of Warrants; Exercise Price; Expiration DateThe Warrants shall be exercisable in whole or in part immediately upon and after issuance.  The Warrants shall cease to be exercisable and shall terminate and become void, and all rights thereunder and under this Agreement shall cease, at the Close of Business on the date which is the five year anniversary of the Effective Date (the “Expiration Date”).  Subject to the foregoing and to Section 6(b) below, the registered holder of any Warrant Certificate may exercise the Warrants evidenced thereby in whole or in part upon surrender of the Warrant Certificate, with the Exercise Notice duly executed, to the Warrant Agent, or Computershare, as applicable, at the principal office of the Warrant Agent in Canton, Massachusetts or to the office of one of its agents as may be designated by the Warrant Agent from time to time, together with payment of the Exercise Price, which may be made, at the option of the holder, (i) in cash in United States dollars or by certified or official bank check, (ii) in the event that the Current Market Price exceeds the Exercise Price, by a Cashless Exercise (as defined below) or (iii) by any combination of (i) and (ii), to the principal office of the Warrant Agent where the Warrant Certificate is being surrendered.  A "Cashless Exercise" shall mean an exercise of a Warrant in accordance with the immediately following two sentences.  To effect a Cashless Exercise, the holder may exercise a Warrant or Warrants without payment of the Exercise Price in cash by surrendering such Warrant or Warrants (represented by one or more Warrant Certificates) and, in exchange therefor, receiving such number of shares of Common Stock equal to the product of (1) that number of shares of Common Stock for which such Warrants are exercisable and which would be issuable in the event of an exercise with payment in cash of the Exercise Price and (2) the Cashless Exercise Ratio (as defined below).  The "Cashless Exercise Ratio" shall equal a fraction, the numerator of which is the excess of the Current Market Price (calculated as set forth in this agreement) per share of Common Stock on the date of exercise over the Exercise Price per share of Common Stock as of the date of exercise and the denominator of which is the Current Market Price per share of Common Stock on the date of exercise.  Upon surrender of a Warrant Certificate representing more than one Warrant in connection with a holder's option to elect a Cashless Exercise, such holder must specify the number of Warrants for which such Warrant Certificate is to be exercised (without giving effect to such Cashless Exercise).  All provisions of this Agreement shall be applicable with respect to a Cashless Exercise of a Warrant Certificate of less than the full number of Warrants represented thereby.  No payment or adjustment shall be made on account of any distributions or dividends on the Common Stock issued upon exercise of a Warrant.

The Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no obligation under this section to calculate, the Cashless Exercise Ratio (and the basis for such calculation (which the Warrant Agent shall have no obligation under this section to recalculate)).

(b)          Upon receipt of a Warrant Certificate at or prior to the Close of Business on the Expiration Date, with the form of election to purchase duly executed, accompanied by payment of the Exercise Price for the shares to be purchased (or election of the Cashless Exercise option) and an amount equal to any applicable tax or governmental charge referred to in Section 5 in cash, or by certified check or bank draft payable to the order of the Company, the Warrant Agent shall thereupon promptly (i) requisition from any transfer agent of the Common Stock certificates for the number of whole shares of Common Stock to be purchased, and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests and (ii)  after receipt of such certificates, use its best efforts to cause the same to be delivered to or upon the order of the registered holder of such Warrant Certificate, registered in such name or names as may be designated by such holder, within three (3) trading days following exercise of such Warrants (the “Delivery Date”).  Upon receipt by the Company of a Warrant Certificate at the principal office of the Warrant Agent, with the form of election to purchase duly executed, and payment of the applicable Exercise Price as required hereby, the holder of such Warrant Certificate shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the holder of such Warrant Certificate.

(c)          In case the registered holder of any Warrant Certificate shall exercise fewer than all Warrants evidenced thereby, a new Warrant Certificate evidencing the number of Warrants equivalent to the number of Warrants remaining unexercised shall be issued by the Warrant Agent to the registered holder of such Warrant Certificate or to his duly authorized assigns, subject to the provisions of Sections 5, 6(b) and 13 hereof.

(d)          In addition to a holder’s other available remedies, the Company shall pay to such a holder, in cash, as liquidated damages and not as a penalty, for non-delivery by the Delivery Date, an amount equal to the difference between the closing price of the Common Stock on the Delivery Date and the closing price of the Common Stock on the date the Common Stock is actually delivered multiplied by the number of Warrant Shares so exercised.

(e)          The registered holder shall not have the right to exercise any portion of such holder’s Warrants, pursuant to Section 6 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Exercise Notice duly executed, such holder (together with such holder’s Affiliates, and any other person or entity acting as a group together with such holder or any of such holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of such holder’s Warrants with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) exercise of the remaining, nonexercised portion of such holder’s Warrants beneficially owned by such holder or any of its Affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 6(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by such holder that the Company is not representing to such holder that such calculation is in compliance with Section 13(d) of the Exchange Act and such holder is solely responsible for any schedules required to be filed in accordance therewith.   To the extent that the limitation contained in this Section 6(e) applies, the determination of whether such holder’s Warrants are exercisable (in relation to other securities owned by such holder together with any Affiliates) and of which portion of such holder’s Warrants are exercisable shall be in the sole discretion of such holder, and the submission of an Exercise Notice shall be deemed to be such holder’s determination of whether its Warrants are exercisable (in relation to other securities owned by such holder together with any Affiliates) and of which portion of such holder’s Warrants are exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination or any liability under this Section 6(e).  In addition, a determination as to any group status as contemplated above shall be determined in the sole discretion of such holder in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, and the acquisition by any or all holders of the Common Stock and the Warrants and the execution of this Agreement shall not, by itself, cause any such holders to be considered a group for purposes of the Exchange Act.  For purposes of determining the Beneficial Ownership Limitation, in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, or such similar form, as the case may be, or (y) any other written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including such holder’s Warrants, by such holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  The “Beneficial Ownership Limitation” shall be 9.999% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock (net of the effects of any Cashless Exercise) issuable upon exercise of such holder’s Warrants.  Subject to the 20% Limitation (as defined below), the Beneficial Ownership Limitation provisions of this Section 6(e) may be waived by such holder, at the election of such holder, upon not less than sixty-one (61) days’ prior notice to the Company to waive the Beneficial Ownership Limitation.  So long as the Beneficial Ownership Limitation has not been waived by such holder, the shares of Common Stock underlying such holder’s Warrants in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by such holder for purposes of Section 16 of the Exchange Act.  Notwithstanding anything contained herein to the contrary, in no event may a holder have the right to exercise such holder’s Warrants (or otherwise have the right to acquire capital stock of the Company as a result of holding Warrants or Warrant Shares) to the extent (and only to the extent) that, following such exercise or acquisition, such holder would own or beneficially own 20% or more of the outstanding shares of Common Stock or would otherwise cause such holder to be an “Acquiring Person” (as defined under that certain Rights Agreement dated September 1, 1999, as amended through the date hereof (the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A.) after giving effect to such exercise or acquisition (the “20% Limitation”), and any such exercise or acquisition in excess of the 20% Limitation or attempt to so exercise or acquire shall be void ab initio.  Each holder of Warrants covenants that such holder will not exercise such holder’s Warrant in violation of the 20% Limitation and, in the event any holder violates such covenant by so exercising or attempting to so exercise its Warrants, such holder shall indemnify and hold the Company harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of such violation of such covenant.  The limitations contained in this paragraph shall apply to a successor holder of Warrant Certificates.

(f)          On any Mandatory Exercise Date (as defined below), subject to Section 6(e) hereof (including the 20% Limitation), the Company may, at its option and upon at least sixty (60) days prior written notice to any registered holder of Warrants, elect to require such holder to exercise its Warrants, in whole or in part, by surrendering its Warrant Certificate, with the Exercise Notice duly executed by or on behalf of such holder, to the Warrant Agent at the principal office of the Warrant Agent in Canton, Massachusetts or to the office of one of its agents as may be designated by the Warrant Agent from time to time, together with payment of the Exercise Price payable in respect of the number of shares of Common Stock purchased upon such exercise and/or the holder’s exercise of its Cashless Exercise rights, in whole or in part.  In the event that a registered holder is restricted from exercising such Warrants pursuant to Section 6(e), such holder shall use its commercially reasonable efforts to sell shares of Common Stock held by such holder to the extent necessary to exercise the number of Warrants as elected by the Company without restriction under Section 6(e).  The “Mandatory Exercise Date” means a date, any time after the Effective Date, on which the last closing sales price of the Common Stock is at least $8.00 per share (as adjusted for stock splits, stock dividends, stock combinations or similar transactions) for at least twenty (20) trading days over a consecutive thirty (30) day trading period.

Section 7.                 Cancellation and Destruction of Warrant Certificates.  All Warrant Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Warrant Agent for cancellation or in canceled form, or, if surrendered to the Warrant Agent, shall be canceled by it, and no Warrant Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Warrant Agreement.  The Company shall deliver to the Warrant Agent for cancellation and retirement, and the Warrant Agent shall so cancel and retire, any other Warrant Certificate purchased or acquired by the Company otherwise than upon the exercise thereof.  The Warrant Agent shall deliver all canceled Warrant Certificates to the Company, or shall, at the written request of the Company, destroy such canceled Warrant Certificates, and in such case shall deliver a certificate of destruction thereof to the Company, subject to any applicable law, rule or regulation requiring the Warrant Agent to retain such canceled certificates.

Section 8.                 Certain Representations; Reservation and Availability of Shares of Common Stock or Cash.

(a)          The Company represents and warrants that this Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Warrant Agent, constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, and the Warrants and, when issued, the Warrant Shares, in each case, are free and clear of all liens and encumbrances, are fully paid and non-assessable and have been duly authorized, executed and issued by the Company and, assuming due authentication of the Warrants by the Warrant Agent pursuant hereto, constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits hereof; in each case except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)          The Company represents and warrants that, immediately prior to the consummation of the offering described in the Registration Statement, the authorized capital stock of the Company consists of (i) 75,000,000 shares of Common Stock, of which 9,216,209 shares of Common Stock are issued and outstanding, 2,070,000 shares of Common Stock are reserved for issuance upon exercise of the Series A Warrants, 1,690,500 shares of Common Stock upon exercise of Series B Warrants and not more than 827,004 shares of Common Stock are reserved for issuance upon exercise of employee or other stock options and (ii) 5,000,000 shares of preferred stock, $.001 par value per share, of which no shares are outstanding.   The Company represents and warrants that the shares of Common Stock issued to the holder under the Registration Statement, when issued, were free and clear of all liens and encumbrances, fully paid and non-assessable and were duly authorized by the Company.

(c)          The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued shares of Common Stock or its authorized and issued shares of Common Stock held in its treasury, free from preemptive rights, the number of shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants and all other convertible securities, options and other instruments of the Company.

(d)          The Company further covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the original issuance or delivery of the Warrant Certificates or certificates evidencing Common Stock upon exercise of the Warrants.  The Company shall not, however, be required to pay any tax or governmental charge which may be payable in respect of any transfer involved in the transfer or delivery of Warrant Certificates or the issuance or delivery of certificates for Common Stock in a name other than that of the registered holder of the Warrant Certificate evidencing Warrants surrendered for exercise or to issue or deliver any such certificate for such shares of Common Stock to such other person upon the exercise of any Warrants until any such tax or governmental charge shall have been paid (any such tax or governmental charge being payable by the holder of such Warrant Certificate at the time of surrender) or until it has been established to the Company’s reasonable satisfaction that no such tax or governmental charge is due.

(e)          The Company acknowledges that the bank accounts maintained by Computershare in connection with the services provided under this Agreement will be in its name and that Computershare may receive investment earnings in connection with the investment at Computershare risk and for its benefit of the funds held in those accounts from time to time.  Neither the Company nor the Holders will receive interest on any deposits or Exercise Price payments.

(f)          For purposes of determining whether a holder is an “Acquiring Person” under the Rights Agreement, the Company acknowledges, and the Company represents and warrants that it has taken all necessary action, if any, to ensure, that, as a result of the provisions of Section 6(e), holders shall not be deemed the “Beneficial Owner” (as defined in the Rights Agreement) of such holder’s Warrants (and shares of Common Stock issuable upon exercise thereof) to the extent that such Warrants (and shares of Common Stock issuable upon exercise thereof) would exceed the 20% Limitation.  The Company represents and warrants that the Board of Directors of the Company has taken all necessary action in order to ensure that, notwithstanding any holder becoming an “interested person” under Delaware General Corporation Law Section 203 or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the holders as a result of the execution and delivery of this Agreement, such holder shall not be prohibited from exercising such holder’s Warrants (or otherwise having the right to acquire capital stock of the Company as a result of holding Warrants or Warrant Shares), except to the extent that exercising such Warrants or otherwise acquiring capital stock of the Company as a result of holding Warrants or Warrant Shares would cause such holder to exceed the 20% Limitation.

Section 9.                 Common Stock Record Date.  Each person in whose name any certificate for shares of Common Stock is issued upon the exercise of Warrants shall for all purposes be deemed to have become the holder of record for the Common Stock represented thereby on, and such certificate shall be dated, the date upon which the Warrant Certificate evidencing such Warrants was duly surrendered and payment of the Exercise Price (and any applicable transfer taxes) was made; provided, however, that, subject to Section 6(b) of this Agreement, if the date of such surrender and payment is a date upon which the Common Stock transfer books of the Company are closed, such person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding day on which the Common Stock transfer books of the Company are open.

Section 10.               Adjustment of Exercise Price, Number of Shares of Common Stock or Number of the Company Warrants.  The Exercise Price, the number of shares covered by each Warrant and the number of Warrants outstanding are subject to adjustment from time to time as provided in this Section 10.

(a)          In the event the Company shall at any time after the date of this Agreement (i) declare a dividend on shares of Common Stock payable in shares of any class of capital stock of the Company, (ii) subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) combine the outstanding shares of Common Stock into a smaller number of shares, or (iv) issue any shares of capital stock in a reclassification of shares of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date, shall be proportionately adjusted so that the holder of any Warrant exercised after such time shall be entitled to receive the aggregate number and kind of shares of capital stock which, if such Warrant had been exercised immediately prior to such date and at a time when the Common Stock transfer books of the Company were open, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification.

(b)          In the event the Company shall fix a record date for the issuance of rights, options or warrants to all holders of Common Stock (such rights, options or warrants not being available to holders of Warrants) entitling them (for a period expiring within 45 calendar days after such date of issue) to subscribe for or purchase Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock), at a price per share of Common Stock (or having a conversion, exercise or exchange price per share of Common Stock, in the case of a security convertible into or exercisable or exchangeable for Common Stock) less than the Current Market Price per share of Common Stock on such record date (or, if there has been no such determination, then the Company must promptly cause such determination to be made as contemplated by the definition of “Current Market Price” set forth herein, and any proposed record date must be postponed until after such determination has been made), the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (or the aggregate initial conversion, exercise or exchange price of the convertible, exercisable or exchangeable securities so to be offered) would purchase at such Current Market Price and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible, exercisable or exchangeable securities so to be offered are initially convertible, exercisable or exchangeable).  In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Company.  Such adjustment shall be made successively whenever such a record date is fixed, and in the event that such rights or warrants are not so issued the Exercise Price shall be adjusted to be the Exercise Price which would then be in effect if such record date had not been fixed.

(c)          In the event the Company shall fix a record date for the making of a dividend or distribution to all holders of Common Stock of any evidences of indebtedness or assets or subscription rights or warrants (excluding those referred to in Section 10(a) or (b) or other dividends paid out of retained earnings), the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction of which the numerator shall be the Current Market Price per share of Common Stock on such record date, less the fair market value (as determined in good faith by the Board of Directors of the Company) of such distribution applicable to one share of Common Stock, and of which the denominator shall be such Current Market Price per share of Common Stock.  Such adjustment shall be made successively whenever such a record date is fixed, and in the event that such distribution is not so made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such record date had not been fixed.

(d)          In the event the Company shall consummate a tender offer for or otherwise repurchase or redeem Common Stock, to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the trading day next succeeding the Expiration Time (as defined below), unless the Company tenders for the Warrants on terms which give effect to such excess consideration, the Exercise Price shall be reduced so that the same shall equal the price determined by multiplying the Exercise Price in effect immediately prior to the last time tenders or repurchases or redemptions may be made pursuant to such tender or repurchase or redemption (the “Expiration Time”) by a fraction of which the numerator shall be the number of shares of Common Stock outstanding (including any tendered, repurchased or redeemed shares) at the Expiration Time multiplied by the Current Market Price per share of the Common Stock on the trading day next succeeding the Expiration Time, and the denominator shall be the sum of (A) the fair market value of the aggregate consideration payable to shareholders based on the acceptance of all shares validly tendered, repurchased or redeemed and not withdrawn as of the Expiration Time (the shares deemed so accepted being referred to as the “Purchased Shares”) and (B) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Current Market Price per share of the Common Stock on the trading day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time.  For purposes of this paragraph (d), the value of non cash-consideration shall be as determined in good faith by the Board of Directors of the Company.

(e)          Notwithstanding the foregoing paragraphs (a), (b), (c) and (d), no adjustment in the Exercise Price pursuant to such paragraphs shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this Section 10(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.  All calculations under this Section 10 shall be made to the nearest cent or the nearest hundredth of a share, as the case may be.

(f)          In the event that at any time, as a result of an adjustment made pursuant to Section 10(a), the holder of any Warrant thereafter exercised shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares contained in Section 10(a), (b), (c) and (d), and the provisions of Sections 6, 8, 9 and 12 with respect to the shares of Common Stock shall apply on like terms to any such other shares.

(g)          All Warrants originally issued by the Company subsequent to any adjustment made to the Exercise Price hereunder shall evidence the right to purchase, at the adjusted Exercise Price, the number of shares of Common Stock purchasable from time to time hereunder upon exercise of the Warrants, all subject to further adjustment as provided herein.

(h)          Unless the Company shall have exercised its election as provided in Section 10(i), upon each adjustment of the Exercise Price as a result of the calculations made in Section 10(b), (c) and (d), each Warrant outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Exercise Price, that number of shares (calculated to the nearest hundredth) obtained by (i) multiplying (x) the number of shares covered by a Warrant immediately prior to such adjustment by (y) the Exercise Price in effect immediately prior to such adjustment of the Exercise Price and (ii) dividing the product so obtained by the Exercise Price in effect immediately after such adjustment of the Exercise Price.

(i) The Company may elect on or after the date of any adjustment of the Exercise Price to adjust the number of Warrants, in substitution for any adjustment in the number of shares of Common Stock purchasable upon the exercise of a Warrant. Each of the Warrants outstanding after such adjustment of the number of Warrants shall be exercisable for one share of Common Stock. Each Warrant held of record prior to such adjustment of the number of Warrants shall become that number of Warrants (calculated to the nearest hundredth) obtained by dividing the Exercise Price in effect prior to adjustment of the Exercise Price by the Exercise Price in effect after adjustment of the Exercise Price. The Company shall instruct the Warrant Agent to notify each of the record holders of Warrants of its election to adjust the number of Warrants, indicating the record date for the adjustment, and, if known at the time, the amount of adjustment to be made. Such record date may be the date on which the Exercise Price is adjusted or any day thereafter, but shall be at least 10 days later than the date of the public announcement. Upon each adjustment of the number of Warrants pursuant to this Section 10(i), the Company shall instruct the Warrant Agent to distribute, as promptly as practicable, to holders of record of Warrant Certificates on such record date Warrant Certificates evidencing, subject to Section 13, the additional Warrants to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, instruct the Warrant Agent to distribute to such holders of record in substitution and replacement for the Warrant Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Warrant Certificates evidencing all the Warrants to which such holders shall be entitled after such adjustment. Warrant Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein (and may bear, at the option of the Company, the adjusted Exercise Price) and shall be registered in the names of the holders of record of Warrant Certificates on the record date specified in the public announcement.

(j)          Irrespective of any adjustment or change in the Exercise Price or the number of shares of Common Stock issuable upon the exercise of the Warrants, the Warrant Certificates theretofore and thereafter issued may continue to express the Exercise Price per share and the number of shares which were expressed upon the initial Warrant Certificates issued hereunder.

(k)          The Company agrees that it will not, by amendment of its Certificate of Incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company.

(l)          In any case in which this Section 10 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, if any holder of a Warrant exercises such Warrant after such record date, the Company may elect to defer, until the occurrence of such event, the issuance of the shares of Common Stock and other capital stock of the Company in excess of the shares of Common Stock and other capital stock of the Company, if any, issuable upon such exercise on the basis of the Exercise Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares and/or other capital securities upon the occurrence of the event requiring such adjustment.

Section 11.               Certification of Adjusted Exercise Price or Number of Shares of Common Stock.  Whenever the Exercise Price or the number of shares of Common Stock issuable upon the exercise of each Warrant is adjusted as provided in Section 10 or 12, the Company shall (a) promptly prepare a certificate setting forth the Exercise Price and number of shares of Common Stock issuable upon exercise of each Warrant as so adjusted, and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Warrant Agent and with each transfer agent for the Common Stock a copy of such certificate and (c) instruct the Warrant Agent to mail a brief summary thereof to each holder of a Warrant Certificate.

Section 12.               Reclassification, Consolidation, Purchase, Combination, Sale or Conveyance.  In case any of the following shall occur while any Warrants are outstanding: (i)  any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (ii) any consolidation, merger or combination of the Company with or into another corporation as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or (iii) any sale or conveyance of the property or assets of the Company as, or substantially as, an entirety to any other entity as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, then the Company, or such successor corporation or transferee, as the case may be, shall make appropriate provision by amendment of this Agreement or by the successor corporation or transferee executing with the Warrant Agent an agreement so that the holders of the Warrants then outstanding shall have the right at any time thereafter, upon exercise of such Warrants (in lieu of the number of shares of Common Stock theretofore deliverable) to receive the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance as would be received by a holder of the number of shares of Common Stock issuable upon exercise of such Warrant immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

If the holders of the Common Stock may elect from choices the kind or amount of securities or cash receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance, then for the purpose of this Section 12 the kind and amount of securities or cash receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance shall be deemed to be the choice specified by the holder of the Warrant, which specification shall be made by the holder of the Warrant by the later of (A) 20 calendar days after the holder of the Warrant is provided with a final version of all information required by law or regulation to be furnished to holders of Common Stock concerning such choice, or if no such  information is required, 20 days after the Company notified the holder of the Warrant of all material facts concerning such specification and (B) the last time at which holders of Common Stock are permitted to make their specification known to the Company.  If the holder of the Warrant fails to make any specification, the holder’s choice shall be deemed to be whatever choice is made by a plurality of holders of Common Stock not affiliated with the Company or any other party to the reclassification, change, consolidation, merger, combination, sale or conveyance.  Such adjusted Warrants shall provide for adjustments which, for events subsequent to the effective date of such new Warrants, shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 10 and this Section 12.  The above provisions of this Section 12 shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances of the kind described above.

The Company shall instruct the Warrant Agent to mail by first class mail, postage prepaid, to each registered holder of a Warrant, written notice of the execution of any such amendment, supplement or agreement.  Any supplemented or amended agreement entered into by the successor corporation or transferee shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 10 and this Section 12.  The Warrant Agent shall be under no responsibility to determine the correctness of any provisions contained in such agreement relating either to the kind or amount of securities or other property receivable upon exercise of warrants or with respect to the method employed and provided therein for any adjustments and shall be entitled to rely upon the provisions contained in any such agreement.  The provisions of this Section 12 shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales and conveyances of the kind described above.

Section 13.               Fractional Shares of Common Stock.

(a)          The Company shall not issue fractions of Warrants or distribute Warrant Certificates which evidence fractional Warrants.  Whenever any fractional Warrant would otherwise be required to be issued or distributed, the actual issuance or distribution shall reflect a rounding of such fraction down to the nearest whole Warrant.

(b)          The Company shall not issue fractions of shares of Common Stock upon exercise of Warrants or distribute stock certificates which evidence fractional shares of Common Stock.  Whenever any fraction of a share of Common Stock would otherwise be required to be issued or distributed, the actual issuance or distribution made shall reflect a rounding of such fraction down to the nearest whole share.

(c)          The holder of a Warrant by the acceptance of the Warrant expressly waives his right to receive any fractional Warrant or any fractional share of Common Stock upon exercise of a Warrant.

Section 14.               Agreement of Warrant Certificate Holders.  Every holder of a Warrant Certificate by accepting the same consents and agrees with the Company and the Warrant Agent and with every other holder of a Warrant Certificate that:

(a)          the Warrant Certificates are transferable only on the registry books of the Warrant Agent if surrendered at the principal office of the Warrant Agent, duly endorsed or accompanied by a proper instrument of transfer and any reasonable evidence of authority that may be required by the Warrant Agent. Such evidence shall include a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association; and

(b)          the Company and the Warrant Agent may deem and treat the person in whose name the Warrant Certificate is registered as the absolute owner thereof and of the Warrants evidenced thereby (notwithstanding any notations of ownership or writing on the Warrant Certificates made by anyone other than the Company or the Warrant Agent) for all purposes whatsoever, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

Section 15.               Warrant Certificate Holder Not Deemed a Shareholder.  No holder, as such, of any Warrant Certificate shall be entitled to vote, receive dividends or distributions on, or be deemed for any purpose the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise of the Warrants represented thereby, nor shall anything contained herein or in any Warrant Certificate be construed to confer upon the holder of any Warrant Certificate, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders, or to receive dividends or distributions or subscription rights, or otherwise, until the Warrant or Warrants evidenced by such Warrant Certificate shall have been exercised in accordance with the provisions hereof

Section 16.               Concerning the Warrant Agent.

(a)          The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Warrant Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder.

(b)          The Company covenants and agrees to indemnify and to hold the Warrant Agent harmless against any costs, expenses (including reasonable fees of its legal counsel), losses or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions as Warrant Agent pursuant hereto; provided, that such covenant and agreement does not extend to, and the Warrant Agent shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Warrant Agent as a result of, or arising out of, its gross negligence, bad faith, or willful misconduct.

(c)          Promptly after the receipt by the Warrant Agent of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Warrant Agent shall, if a claim in respect thereof is to be made against the Company, notify the Company thereof in writing.   The Company shall be entitled to participate at its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding. For the purposes of this Section 16, the term “expense or loss” means any amount paid or payable to satisfy any claim, demand, action, suit or proceeding settled with the express written consent of the Warrant Agent, and all reasonable costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation.

(d)          The Warrant Agent shall be responsible for and shall indemnify and hold the Company harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to the Warrant Agent’s refusal or failure to comply with the terms of this Agreement, or which arise out of Warrant Agent’s negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Warrant Agent hereunder, for which the Warrant Agent is not entitled to indemnification under this Agreement; provided, however, that Warrant Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection  with  this  Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid under this Agreement by the Company to Warrant Agent as fees and charges, but not including reimbursable expenses.

(e)          Promptly after the receipt by the Company of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Company shall, if a claim in respect thereof is to be made against the Warrant Agent, notify the Warrant Agent thereof in writing.  The Warrant Agent shall be entitled to participate at its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding.  For the purposes of this Section 16, the term “expense or loss” means any amount paid or payable to satisfy any claim, demand, action, suit or proceeding settled with the express written consent of the Company, and all reasonable costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation.

(f)          Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provision of this Agreement or for any consequential, indirect, penal, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

Section 17.               Purchase or Consolidation or Change of Name of Warrant Agent.  Any corporation into which the Warrant Agent or any successor Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent or any successor Warrant Agent shall be party, or any corporation succeeding to the corporate trust business of the Warrant Agent or any successor Warrant Agent, shall be the successor to the Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Warrant Agent under the provisions of Section 19.  In case at the time such successor Warrant Agent shall succeed to the agency created by this Agreement any of the Warrant Certificates shall have been countersigned but not delivered, any such successor Warrant Agent may adopt the countersignature of the predecessor Warrant Agent and deliver such Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignature under its prior name and deliver Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

Section 18.               Duties of Warrant Agent.  The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Warrant Certificate, by their acceptance thereof, shall be bound:

(a)          The Warrant Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

(b)          Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman, President or any Vice President of the Company and by the Treasurer or any Assistant Treasurer or the Secretary of the Company and delivered to the Warrant Agent; and such certificate shall be full authentication to the Warrant Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c)          The Warrant Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct, pursuant to Section 16, above.

(d)          The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrant Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e)          The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant Certificate; nor shall it be responsible for the adjustment of the Exercise Price or the making of any change in the number of shares of Common Stock required under the provisions of Sections 10 or 12 or responsible for the manner, method or amount of any such change or the ascertaining of the existence of facts that would require any such adjustment or change (except with respect to the exercise of Warrants evidenced by Warrant Certificates after actual notice of any adjustment of the Exercise Price); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant Certificate or as to whether any shares of Common Stock will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

(f)          The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.

(g)          The Warrant Agent is hereby authorized to accept instructions with respect to the performance of its duties hereunder from the Chairman or the President or any Vice President or the Secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable and shall be indemnified and held harmless for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer, provided Warrant Agent carries out such instructions without gross negligence, bad faith or willful misconduct.

(h)          The Warrant Agent and any shareholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement.  Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(i)          The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

Section 19.               Change of Warrant Agent.  The Warrant Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing mailed to the Company and to each transfer agent of the Common Stock by registered or certified mail, and to the holders of the Warrant Certificates by first-class mail.  The Company may remove the Warrant Agent or any successor Warrant Agent upon 30 days’ notice in writing, mailed to the Warrant Agent or successor Warrant Agent, as the case may be, and to each transfer agent of the Common Stock by registered or certified mail, and to the holders of the Warrant Certificates by first-class mail.  If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent.  If the Company shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by the holder of a Warrant Certificate (who shall, with such notice, submit his Warrant Certificate for inspection by the Company), then the registered holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent.  Any successor Warrant Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of a state thereof, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Warrant Agent a combined capital and surplus of at least $50,000,000.  After appointment, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the predecessor Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose.  Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Warrant Agent and each transfer agent of the Common Stock, and mail a notice thereof in writing to the registered holders of the Warrant Certificates.  However, failure to give any notice provided for in this Section 19, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent, as the case may be.

Section 20.              Issuance of New Warrant Certificates.  Notwithstanding any of the provisions of this Agreement or of the Warrants to the contrary, the Company may, at its option, issue new Warrant Certificates evidencing Warrants in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Exercise Price per share and the number or kind or class of shares of stock or other securities or property purchasable under the several Warrant Certificates made in accordance with the provisions of this Agreement.

Section 21.              Covenants.

(a)          For so long as any of the Warrants remain outstanding, the Company shall use its best efforts to maintain the effectiveness of the Registration Statement for the issuance thereunder of the Warrant Shares.  If at any time following the date hereof the Registration Statement is not effective or is not otherwise available for the issuance of the Warrant Shares, the Company shall immediately notify the holders of the Warrants in writing that the Registration Statement is not then effective and thereafter shall promptly notify such holders when the Registration Statement is effective again and available for the issuance of the Warrant Shares.

(b)          During the period from the Effective Date until the date on which no Warrants are outstanding, the Company shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would no longer require or otherwise permit such termination.

(c)          So long as any Warrants remain outstanding, the Company shall use its reasonable best efforts to at all times have authorized, and reserved for the purpose of issuance, no less than 100% of the maximum number of shares of Common Stock issuable upon exercise of all the Warrants (without regard to any limitations on the exercise of the Warrants set forth therein), less the number of Warrant Shares represented by any such Warrants that have been exercised, and all other convertible securities, options and other instruments of the Company.

Section 22.              Notices.  Notices or demands authorized by this Agreement to be given or made (i) by the Warrant Agent or by the holder of any Warrant Certificate to or on the Company, (ii) subject to the provisions of Section 19, by the Company or by the holder of any Warrant Certificate to or on the Warrant Agent or (iii) by the Company or the Warrant Agent to the holder of any Warrant Certificate, shall be deemed given (x) on the date delivered, if delivered personally, (y) on the first Business Day following the deposit thereof with Federal Express or another recognized overnight courier, if sent by Federal Express or another recognized overnight courier, and (z) on the fourth Business Day following the mailing thereof with postage prepaid, if mailed by registered or certified mail (return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)          If to the Company, to:

   Repros Therapeutics, Inc.
   2408 Timberloch Place. B-7
   The Woodlands, Texas 77380
   Attention: Joseph S. Podolski
   Telecopy: (281) 719-3446

(b)          If to the Warrant Agent, to:

    Computershare Trust Company, N.A.
    250 Royall Street
    Canton, Massachusetts 02021
    Attention: Client Administration
    Telecopy:  (781) 575-2549

(c)          If to the holder of any Warrant Certificate, to the address of such holder as shown on the registry books of the Company.  Any notice required to be delivered by the Company to the registered holder of any Warrant may be given by the Warrant Agent on behalf of the Company.

Section 23.               Supplements and Amendments.

(a)           The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any holders of Warrant Certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions with regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not adversely affect the interests of the holders of Warrant Certificates.

(b)          In addition to the foregoing, with the consent of holders of Warrants entitled, upon exercise thereof, to receive not less than 66 2/3% of the shares of Common Stock issuable thereunder, the Company and the Warrant Agent may modify this Agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Warrant Agreement or modifying in any manner the rights of the holders of the Warrant Certificates; provided, however, that no modification of the terms (including but not limited to the adjustments described in Section 10) upon which the Warrants are exercisable or reducing the percentage required for consent to modification of this Agreement may be made without the consent of the holder of each outstanding Warrant Certificate affected thereby.

Section 24.               Successors.  All covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 25.               Benefits of this Agreement .  Nothing in this Agreement shall be construed to give any Person, other than the Company, the Warrant Agent and the registered holders of the Warrant Certificates, any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the registered holders of the Warrant Certificates.

Section 26.               Governing Law.  This Agreement and each Warrant Certificate issued hereunder shall be governed by, and construed in accordance with, the laws of New York without giving effect to the conflicts of law principles thereof.

Section 27.               Counterparts.  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 28.               Captions.  The captions of the sections of this Agreement have been inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 29.               Information.  The Company agrees to promptly provide the registered holders of the Warrants the information it is required to provide to the holders of the Common Stock.

Section 30.               Force Majeure.  Notwithstanding anything to the contrary contained herein, Warrant Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

Section 31.               Confidentiality.  The Warrant Agent (or Co-Warrant Agent, if any) and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Series B Warrant Agreement to be duly executed as of the day and year first above written.

REPROS THERAPEUTICS INC.

By:	/s/ Joseph S. Podolski
Name: Joseph S. Podolski
Title: President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Thomas Borbely
Name: Thomas Borbely
Title: Manager, Corporate Actions

COMPUTERSHARE INC.

By:	/s/ Thomas Borbely
Name: Thomas Borbely
Title: Manager, Corporate Actions

Company

and

Computershare Trust Company, N.A.,

Warrant Agent

Series B Warrant Agreement

Dated as of February 8, 2011

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